Exhibit 10.1

THIRD AMENDMENT TO PURCHASE AND SALE AGREEMENT

This Third Amendment to Purchase and Sale Agreement (this “Third Amendment”) dated September 21, 2018, is by and between Samson Oil and Gas USA, Inc., a Colorado corporation (“Samson”), and Eagle Energy Partners I, LLC, a North Dakota limited liability company (“Eagle”). Samson and Eagle are each a “Party” and collectively the “Parties.”

WHEREAS, the Parties entered into that certain Purchase and Sale Agreement dated June 14, 2018, (the “PSA”);

WHEREAS the Parties previously amended the PSA by that certain Amendment to Purchase and Sale Agreement dated June 22, 2018 (the “First Amendment”) and by that Second Amendment to Purchase and Sale Agreement date August 24, 2018 (the “Second Amendment”);

WHEREAS, by letter dated July 9, 2018 (the “Waiver Letter”), Eagle waived the conditions contained in Section 2.4(a)(i) of the PSA which had conditioned Eagle’s obligation to purchase upon approval by Eagle’s lender of financing on terms acceptable to Eagle and Eagle providing Samson with notice of such approval, in each case within fifteen (15) Business Days of June 14, 2018;

WHEREAS, pursuant to the Second Amendment, Samson granted Eagle an extension of time until September 7, 2018, to obtain the necessary financing to close the transaction described in the PSA, as amended, in exchange for Eagle reimbursing Samson for certain additional expenses incurred by Samson as a result of the delay, namely (a) a $50,000 forbearance fee paid to Mutual of Omaha Bank (the “Bank”); (b) $72,000 in additional interest expense on Samson’s loan from the Bank; (c) $29,000 in additional hedging costs required by Samson’s loan agreement with the Bank, all of which were deemed separate consideration payable to Samson in addition to the Adjusted Purchase Price to be paid for the Assets under the PSA, with the $50,000 being removed by Samson and Eagle from the Escrow Deposit and Eagle being also required to pay $151,000 more at Closing than would have been payable in the absence of Eagle’s obligation under the Second Amendment to pay such expenses;

WHEREAS, Eagle has again requested additional time to finalize its financing arrangements and Samson is willing to grant such additional time, subject to Eagle satisfying the terms and conditions of this Third Amendment;

WHEREAS, the Parties now desire to further amend the PSA as provided herein.

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein and in the PSA, as amended, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound by the terms hereof, hereby agree as follows:

1.            Certain Definitions. Capitalized terms used herein and not otherwise defined in this Third Amendment shall have the meanings set forth for such terms in the PSA.

2.            Termination. The first sentence of Section 10.1 of the PSA, entitled Termination, which was previously amended by the First Amendment, and then deleted in its entirety and replaced with new language by the Second Amendment, is further amended to change the Termination Date from “September 7, 2018” to “October 15, 2018”.

3.            Consideration for Third Amendment. The Parties acknowledge that Eagle’s failure to close the purchase of the Assets at the time required by the PSA, as amended by the Second Amendment, has caused and is causing Samson to incur substantial additional expenses, namely (a) a $60,000 fee payable to the Bank (the “Third Amendment Forbearance Fee”); (b) approximately $350,000 in additional interest expense on, and hedging costs required by the terms of, Samson’s loan from the Bank (the “Further Bank Costs”). As consideration for the extension of time granted to Eagle by this Third Amendment, Eagle will (i) at or before execution of this Third Amendment, release from escrow an amount equal to the Third Amendment Forbearance Fee to Samson for payment to the Bank; and (ii) at Closing, pay an amount equal to the Further Bank Costs (the payments by Eagle described in (i) and (ii) are together referred to as the “Third Amendment Extension Fee”), provided, however, that, at Closing Samson will cause the Bank to provide to Eagle the actual amount of such additional interest costs incurred by Samson and will cause BP to provide to Eagle the actual amount of such additional hedging costs, in each case for the period beginning August 17, 2018 until Closing (the “Delay Period”), and the additional interest and hedging costs payable by Eagle at Closing pursuant to this Third Amendment and the Second Amendment shall be adjusted to equal the actual costs incurred by Samson during the Delay Period, whenever paid or payable, as reported by the Bank and BP at Closing. The payment of the Third Amendment Extension Fee and the Second Amendment Extension Fee by Eagle at Closing shall not be applied against or reduce the Purchase Price or the Adjusted Purchase Price but shall be deemed separate consideration payable to Samson above and beyond Eagle’s existing obligations to pay the Adjusted Purchase Price for the Assets under the PSA at Closing. For the avoidance of doubt, as a result of Eagle’s obligation to pay the Third Amendment Extension Fee, Eagle will be required to pay approximately an additional $410,000 at Closing than would have been payable in the absence of Eagle’s obligation under this Third Amendment to pay the Third Amendment Extension Fee and will remain obligated to pay another $151,000 at Closing on account of the Second Amendment, for a total of approximately $561,000 in payments required at Closing besides the Adjusted Purchase Price (the “Total Extension Fees”). The exact amount of the Total Extension Fees will be adjusted at Closing based on the actual interest and hedging costs reported by the Bank and BP as of that date.

4.            Release of Escrow Deposit. As additional consideration for the extension of time granted to Eagle by this Third Amendment, Eagle will, at or before execution of this Third Amendment, execute Joint Escrow Instructions to First Western Bank & Trust (the ”Escrow Agent”) under that certain Escrow Agreement between Samson, Eagle and the Escrow Agent dated June 20, 2018 (the “Escrow Agreement”) to release to Samson’s account the entire balance of $640,000 that will be remaining in the Escrow Deposit after payment of the Third Amendment Forbearance Fee out of the Escrow Deposit pursuant to this Third Amendment.

5.            References in PSA to Escrow Deposit. Upon the release to Samson of the $640,000 remaining in the Escrow Deposit pursuant to this Third Amendment, all references in the PSA to the release of the Escrow Deposit at Closing to reduce the total amount of the Adjusted Purchase Price payable at Closing shall be deemed to have been satisfied, with the entire Escrow Deposit of $1,000,000 deemed to have been paid at Closing, less the $110,000 released from the Escrow Deposit for payment of the Second Amendment Forbearance Fee and the Third Amendment Forbearance Fee, or $890,000 (the “Net Deposit”) to repay Samson for the forbearance fees paid to the Bank time, provided, however, that if Eagle fails to close on or before October 15, 2018, as required by this Third Amendment, and Samson provides thereafter notice of termination of the PSA pursuant to Section 10.1 of the PSA, Samson’s right to “retain the Deposit as liquidated damages” under Section 10.3 of the PSA, entitled Distribution of Deposit Upon Termination; Specific Performance, shall be triggered, and provided further that Samson’s right to liquidated damages shall be to receive the entire Net Deposit, which Samson will have received upon the release of the $640,000 from the Escrow Deposit pursuant to this Agreement, plus (a) the additional $151,000 that is due and payable at Closing pursuant to the Second Amendment and (b) the additional amount of approximately $410,000 that is due and payable at Closing pursuant to the Third Amendment, as adjusted by the actual interest and hedging costs reported by the Bank and BP, respectively, as of the date of Samson’s notice of termination to Eagle.

6.            Ratification. From and after the date of this Third Amendment, all references to the PSA set forth therein or in any other agreement or instrument shall, unless otherwise specifically provided, be references to the PSA as amended by the First Amendment, the Waiver Letter, the Second Amendment and this Third Amendment, and as may be further amended, modified, restated or supplemented from time to time by the Parties. This Third Amendment shall not constitute or be deemed to constitute an amendment, modification or waiver of any provision of the PSA other than as expressly set forth herein. As amended hereby, the PSA shall continue in full force and effect according to its terms.

7.            Counterparts. This Amendment may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile transmission or other electronic transmission shall be deemed an original signature hereto.

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IN WITNESS WHEREOF, Samson and Eagle have executed this Third Amendment on the date first above written.

SAMSON OIL AND GAS USA, INC.

By:	/s/ Terence M. Barr
Terence M. Barr, Chief Executive Officer

EAGLE ENERGY PARTNERS I, LLC

By:	/s/ Adrian Zajac
Name:	Adrian Zajac
Title:	Partner